                         HAWTHORN, L.P.

     AGREEMENT OF PURCHASE AND SALE OF PARTNERSHIP INTEREST

                          By and Among

           JMB GROUP TRUST I, an Illinois group trust,

                          as Seller 1,

      HAWTHORN CENTER CORPORATION, an Illinois corporation,

                          As Seller 2,

                               and

 URBAN SHOPPING CENTERS, L.P., an Illinois limited partnership,

                       as Purchaser 1, and

           USC HAWTHORN, INC., a Delaware corporation,

                         as Purchaser 2

                    DATED:  November 14, 1997

                         HAWTHORN, L.P.

     AGREEMENT OF PURCHASE AND SALE OF PARTNERSHIP INTEREST


     THIS AGREEMENT OF PURCHASE AND SALE OF PARTNERSHIP INTEREST is made and entered into this 14th day of November, 1997 by and between JMB GROUP TRUST I, an Illinois group trust ("SELLER 1") and HAWTHORN CENTER CORPORATION, an Illinois corporation ("SELLER 2"), Seller 1 and Seller 2 each having an address of c/o Heitman Capital Management Corporation, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601-6789, Attention: Howard J. Edelman; facsimile number (312) 541-6738, URBAN SHOPPING CENTERS, L.P., an Illinois limited partnership ("PURCHASER 1"), and USC HAWTHORN, INC., a Delaware corporation ("PURCHASER 2"), Purchaser 1 and Purchaser 2 each having an address of 900 North Michigan Avenue, 15th Floor, Chicago, Illinois 60611, Attention: Michael G. Hillborn facsimile number (312) 915-2001. Seller 1 and Seller 2 are herein individually and collectively called "SELLER" and Purchaser 1 and Purchaser 2 are herein individually and collectively called "PURCHASER".


                            RECITALS

     A. LA SALLE NATIONAL TRUST, N.A., as TRUSTEE UNDER TRUST AGREEMENT dated March 1, 1971 And Known As TRUST NUMBER 41999, as to Parcels 1, 2, 3, 4, and 5 (Parcels 4 and 5 being easements and other matters benefiting the owner of Parcels 1, 2 and 3); LA SALLE NATIONAL TRUST, N.A., as TRUSTEE UNDER TRUST AGREEMENT dated April 27, 1978 And Known As TRUST NUMBER 54254, as to Parcel 10; and LA SALLE NATIONAL TRUST, N.A., as TRUSTEE UNDER TRUST AGREEMENT dated June 1, 1978 And Known As TRUST NUMBER 52472, as to Parcels 6, 7, 8, and 9 (Parcels 7, 8 and 9 being easements and other matters benefiting the owner of Parcel 5) (said three trusts collectively, the "TRUST") are the legal title holders to the "Property" (as hereinafter defined) which is legally described on EXHIBIT A attached hereto.

     B. The beneficial owner of the Trust is Hawthorn, L.P., an Illinois limited partnership (the "OWNER"). The sole partners of Owner are "Prior Owner" (defined below) and Seller 2, the sole owner of the entire "Seller 1 GP Interest" and "Seller 1 LP Interest" (defined below) on the "Closing Date" (defined below) will be Prior Owner, and the sole entity entitled to receive or to direct a distribution of each of the entire Seller 1 GP Interest and Seller 1 LP Interest on the Closing Date will be Seller 1.

     C. The Property is encumbered by a loan (the "LOAN") pursuant to that certain Mortgage Agreement dated as of September 13, 1994, with an original principal indebtedness of Twenty-Five Million Dollars ($25,000,000) as to which LASALLE NATIONAL BANK ("LNB") is trustee.

     D. Owner will be on the Closing Date the beneficiary of the Trust and as such is the beneficial owner of the Land and Improvements, and Owner is also the owner of the other components of the Property, which Property (including the Land and

Improvements) is commonly known as the Hawthorn Shopping Center.
The Property consists of an enclosed dual-level retail shopping mall building containing approximately 503,480 gross leasable square feet of in-line mall shops, a theater building outlot containing approximately 4.299 acres and a health club building outlot containing approximately 2.285 acres, situated on underlying parcels collectively consisting of approximately
41.061 acres. The Property is anchored by department stores owned by Marshall Field Company ("FIELD"), Carson Pirie Scott &
Co. ("CARSON"), Sears Roebuck & Company ("SEARS") and J.C. Penney
Properties, Inc. ("PENNEY") (collectively, The "ANCHOR STORES").
Each of the Department Stores or their affiliates own their respective parcels. The Anchor Stores and the Partnership are parties to the "REA". The "REA" is that certain amended operating agreement captioned
"AMENDED OPERATING AGREEMENT" dated as of November 27, 1973, by and between Envion I, a joint venture consisting of Mapco, Inc., a Delaware corporation and Urban Investment and Development Co., a Delaware corporation ("ORIGINAL DEVELOPER"), Field, Sears and
Adcor Realty Corporation, a New York corporation ("ADCOR"), recorded as Document 1648659, in the Recorder's Office of DuPage
County, Illinois, as amended by that certain first amendment to amended operating agreement captioned "FIRST AMENDMENT TO AMENDED
OPERATING AGREEMENT" dated as of August 27, 1975, by and between Original Developer, Field, Sears and Adcor, recorded as Document
1731032, in the Recorder's Office of DuPage County, Illinois, as amended by that certain second amendment to amended operating agreement captioned "SECOND AMENDMENT TO AMENDED OPERATING
AGREEMENT" dated as of April 28, 1989, by and between Orland/Hawthorn Partnership, an Illinois general partnership, as successor in interest to Original Developer ("SUCCESSOR
DEVELOPER"), Field, Sears, Adcor, CPS Realty Partnership, an
Illinois general partnership, by Carson Pirie Scott & Co., a
Delaware corporation, as its general partner ("CPS"), and LaSalle
National Bank, not personally but solely as Trustee under Trust
Agreement dated April 10, 1989, and known as Trust No. 114300
("TRUST 114300"), recorded as Document 3028678, in the Recorder's
Office of DuPage County, Illinois, as amended by that certain third amendment to amended operating agreement captioned "THIRD
AMENDMENT TO AMENDED OPERATING AGREEMENT" dated as of January 31,
1997, by and among Owner, as successor in interest to Successor
Developer, LaSalle National Bank, not personally but solely as Trustee under Trust Agreement dated March 1, 1971, and known as
Trust No. 41999 ("TRUST 41999"), Field, Sears, Carson, as successor in interest CPS, and Penney, recorded as Document
3991226, in the Recorder's Office of DuPage County, Illinois.

     E. Each of the Anchor Stores and Owner are parties to "Supplemental Agreements. The "Supplemental Agreements" are as follows: (I) with respect to Field and Sears, that certain supplemental agreement captioned "SUPPLEMENTAL AGREEMENT" (the "FIELD & SEARS SUPPLEMENTAL AGREEMENT") dated as of November 3, 1972, by and between Original Developer, Field and Sears; (ii) with respect to Carson, that certain supplemental agreement captioned "CARSON PIRIE SCOTT - SUPPLEMENTAL AGREEMENT - HAWTHORN CENTER" (the "CARSON SUPPLEMENTAL AGREEMENT") dated as of January 31, 1997, by and between Owner and CPS; (iii) with respect to Sears, that certain supplemental agreement captioned "SEARS - SUPPLEMENTAL AGREEMENT - HAWTHORN CENTER" (the "SEARS
SUPPLEMENTAL AGREEMENT") dated as of January 31, 1997, by and between Owner and Sears; and (iv) with respect to Penney, that certain supplemental agreement captioned "PENNEY - SUPPLEMENTAL AGREEMENT - HAWTHORN CENTER" (the "PENNEY SUPPLEMENTAL
AGREEMENT") dated as of June 26, 1997, by and between Developer and J.C. Penney Properties, Inc., a Delaware corporation ("PENNEY").

     Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the entire interest of Seller in Owner.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

          CLOSING DATE. As agreed between Seller and Purchaser but no later than November 14, 1997.

          DUE DILIGENCE PERIOD. The period commencing on the date hereof and ending on November 14, 1997.

          ESCROW COMPANY.  Near North National Title Corporation.

          TITLE COMPANY.  First American Title Insurance Company.

          KNOWLEDGE OF PURCHASER. The actual current knowledge of James Hansen, Robert Koys, Robert W. Powell, Jr., Ross B.
Glickman, Adam S. Metz, Michael G. Hilborn, Matthew Dominski and
Mindy Sherman. (The same definition shall apply when this Agreement uses the phrase, "PURCHASER'S KNOWLEDGE," or similar phrase.)

          KNOWLEDGE OF SELLER. The actual current knowledge of Thomas C. Rogers, Howard J. Edelman, Howard B. Goldman and James O'Brien. (The same definition shall apply when this Agreement uses the phrase, "Seller's knowledge," or similar phrase.)

          PARTNERSHIP INTEREST. The entire right, title and interest of Prior Owner and Seller in, and claims against, Owner, including, but not limited to, the entire interest of Prior Owner and Seller in the profits and capital of Owner; said interest of Prior Owner and Seller constitute 100% of all ownership interests in Owner. The Partnership Interest is comprised of the Seller 2 GP Interest, the Seller 1 GP Interest and the Seller 1 LP Interest, which Seller 1 GP Interest and Seller 1 LP Interest are to be distributed at Closing to or at the direction of Seller 1.

          PRIOR OWNER. Orland/Hawthorn Partnership, an Illinois general partnership. The two general partners of Prior Owner are Seller 1 and Shopping Center Associates, a New York general partnership ("O'CONNOR").

          PROPERTY. The following described property:

                    (1)  The real property legally described on
EXHIBIT "A", together with all easements, covenants, agreements, rights of way, rights, privileges, tenements, hereditaments, appurtenances, gaps, gores, and other rights now or hereafter belonging or pertaining thereto, including, but not limited to, any development rights and air rights appurtenant thereto (collectively, the "LAND");

                    (2) Any land owned by Owner lying in the bed of any street, road or avenue opened or proposed, public or private, in front of or adjoining the Land, (all of the foregoing being included within the term "Land");

                    (3)  All of the buildings, structures,
fixtures, facilities, installations and other improvements of every kind and description (other than those owned by tenants under Leases) now or hereafter in, on, over or under the Land (collectively, the "IMPROVEMENTS");

                    (4)  All furniture, furnishings, fixtures,
equipment, machinery, maintenance vehicles and equipment, tools, parts, computer hardware and other items of tangible personalty of every kind and description situated in, on, over and under the Premises, which is owned by Owner or leased pursuant to the leases listed on EXHIBIT B, together with all replacements and substitutions therefor (collectively, the "TANGIBLE PERSONAL
PROPERTY"), an itemization of which has been prepared by Seller and is attached to this Agreement as EXHIBIT B. The foregoing includes all that owned by Prior Owner on the date on which the beneficial interest in the Trust was assigned to Owner.

                    (5)  All of Owner's interest in all existing
surveys, blue prints, drawings, plans and specifications and other documentation for or with respect to the Property or any part thereof, including, without limitation, all materials, plans, specifications, drawings, renderings, models, permits, applications, bid solicitations, budgets, market or income and expense projections, feasibility or other studies and analyses, books and records and all other material and data generated or produced with respect to the Property; and all available tenant lists and data, correspondence with present and prospective tenants, vendors, suppliers, utility companies and other third parties, booklets, manuals and promotional and advertising materials concerning the Property or any part thereof; equipment maintenance records, warranty information, sales and advertising materials and accounting information, and such other existing books, records and documents used in connection with the operation of the Property or any part thereof (collectively, THE "BOOKS AND RECORDS"). The Books and Records include all of the foregoing that was owned by Prior Owner on the date on which the beneficial interest in the Trust was assigned to Owner, except for internal management books and records (the same having been retained by Prior Owner and not contributed to Owner);

                    (6) All leases and other agreements for the use or occupancy of space in the Property binding upon Owner (the "LEASES");

                    (7)  All government permits, approvals,
authorizations, licenses and franchises that have been issued or granted to Owner and/or the Prior Owner to the extent they relate to the operation of the Property, or the ownership, use or occupancy of the Property (the "LICENSES"); and

                    (8)  Subject to the provisions of Article 5,
all prepaid advertising expenses, prepaid utility charges and deposits and other prepaid items relating to the Property (the "PREPAID EXPENSES"), all trade names, assumed names, trademarks, copyrights and service marks with respect to the Property and all goodwill associated therewith (the "TRADEMARKS"), and all other intangible personal property used exclusively in connection with or arising from the Property (the "INTANGIBLE PERSONAL PROPERTY"), including, without limitation, contract rights and telephone exchange numbers, but expressly excluding cash held by Owner on the Closing Date and also expressly excluding Miscellaneous Receivables of Owner on the Closing Date. "MISCELLANEOUS RECEIVABLE" are receivables of Owner other than
(i) receivables owing by the Anchor Stores and (ii) receivables owing under Leases and Service Contracts.

     PURCHASER INDEMNIFIED PARTIES. Seller, Owner (as to Section
3.2(e) only) and Prior Owner and their respective partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective employees, officers, directors and shareholders.

     SELLER INDEMNIFIED PARTIES. Purchaser and Owner and their respective partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective employees, officers, directors and shareholders.

     SELLER 1 GP INTEREST. The entire right, title and interest of each of Prior Owner (to be distributed to or at the direction of Seller 1) and Seller 1 as a general partner, in, and claims against, Owner, including, but not limited to, the entire interest of each of Prior Owner and Seller 1, as a general partner, in the profits and capital of Owner; said interest of Prior Owner and Seller 1 constitutes a .5% general partnership interest in Owner.

     SELLER 1 LP INTEREST. The entire right, title and interest of each of Prior Owner (to be distributed to or at the direction of Seller 1) and Seller 1 as a limited partner, in, and claims against, Owner, including, but not limited to, the entire interest of each of Prior Owner and Seller 1, as a limited partner, in the profits and capital of Owner; said interest of Prior
Owner and Seller 1 constitutes a 99% limited partnership interest in Owner.

     SELLER 2 GP INTEREST. The entire right, title and interest of Seller 2 as a general partner, in, and claims against, Owner, including, but not limited to, the entire interest of Seller, as a general partner, in the profits and capital of Owner; said interest of Seller constitutes a .5% general partnership interest in Owner.

     STRAY LIABILITIES. All obligations and liabilities of Owner on the Closing Date, contingent or otherwise, and all claims made at any time (whether before or after the Closing Date) asserting an obligation or liability of Owner accruing on or before the Closing Date, including, but not limited to, the Existing Litigation. The foregoing Stray Liabilities do not include obligations arising under the Swap Documents, Leases, Service Contracts, REA, Supplemental Agreements and Permitted Exceptions first accruing on or after the Closing Date or any express matters for which Purchaser receives and accepts a proration credit at Closing. Stray Liabilities include all obligations and liabilities with respect to the Indenture dated September 13, 1994 between Owner and LaSalle National Bank, other than obligations under Section 6.15 of the Indenture.

     TORT CLAIMS. All claims and causes of actions seeking damages on account of injury to persons or damage to property occurring at the Property. Tort Claims will be treated as accruing prior to the Closing Date if the injury to person or damage to property occurred prior to the Closing Date; and Tort Claims will be treated as accruing on or after the Closing Date if the injury to person or damage to property occurred on or after the Closing Date.

2.   SALE; AGGREGATE PURCHASE PRICE.

     2.1 Subject to the terms and provisions hereof, Seller 1 agrees to sell and convey to Purchaser 1, and Purchaser 1 agrees to purchase from Seller 1, the Seller 1 LP Interest; Seller 1 agrees to sell and convey to Purchaser 2, and Purchaser 2 agrees to purchase from Seller 1, the Seller 1 GP Interest; and Seller 2 agrees to sell and convey to Purchaser 2, and Purchaser 2 agrees to purchase from Seller 2, the Seller 2 GP Interest. Such purchase and sale shall occur on the Closing Date (the "CLOSING").

     2.2  The total purchase price (hereinafter called THE
"SELLER 1 LP PURCHASE PRICE") to be paid by Purchaser 1 to Seller 1 for the Seller 1 LP Interest shall be One Hundred Twenty Eight Million Seven Hundred Thousand Dollars ($128,700,000). The total purchase price (hereinafter called the "SELLER 1 GP PURCHASE PRICE") to be paid by Purchaser 2 to Seller 1 for the Seller 1 GP Interest shall be Six Hundred Fifty Thousand Dollars ($650,000). The total purchase price (hereinafter called the "SELLER 2 GP PURCHASE PRICE") to be paid by Purchaser 2 to Seller 2 for the Seller 2 GP Interest shall be Six Hundred Fifty Thousand Dollars ($650,000). Accordingly, the aggregate (the "AGGREGATE PURCHASE PRICE") of the Seller 1 LP Purchase Price, the Seller 1 GP Purchase Price and the Seller 2 GP Purchase Price is One Hundred Thirty Million and no/100 Dollars ($130,000,000.00). The Aggregate Purchase Price shall be payable in the following manner:

          (1) EARNEST MONEY. Purchaser shall, within three (3) business days after the delivery of this Agreement to Seller, deposit with the Escrow Company, as escrow agent, the amount of Zero Dollars ($0) (hereinafter called the "EARNEST MONEY") which Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds. The Earnest Money shall become nonrefundable at the close of business of the last day of the Due Diligence Period unless this Agreement is terminated prior to the expiration of the Due Diligence Period. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the Earnest Money Escrow Agreement in the form of EXHIBIT C attached hereto which the parties and Escrow Company have executed simultaneously with this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument with any interest accruing thereon being deemed part of the Earnest Money and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions hereof. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money and any interest thereon shall be applied to the Aggregate Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein.

          (2) CASH BALANCE. Purchaser shall pay the balance of the Aggregate Purchase Price, subject to the prorations described in Section 5 below, in cash (the "CASH BALANCE") by wire transfer of immediately available United States of America funds to the Title Company for payment to Seller, in accordance with the terms and conditions of this Agreement no later than 11:00 am (New York City, New York time) on the Closing Date. Said Cash Balance will be paid on the Closing Date in two parts: the Cash Balance less $77,364,951.61 shall be paid concurrently with the conveyance to Purchaser of the Partnership Interest; and $77,364,951.61 shall be paid immediately following such conveyance (the parties acknowledge that said $77,364,951.61 represent funds to be distributed by Owner to Purchaser from proceeds of a loan to Owner which Purchaser is causing Owner to obtain on the Closing
Date). Notwithstanding the foregoing, Purchaser's obligations hereunder and are not contingent upon Purchaser causing Owner to obtain financing.

3. CONDITIONS PRECEDENT. In the event (a) any of the conditions set forth in Sections 3.2(b), 3.3, 3.5, 3.6 or 3.7 below shall not have been fulfilled, accepted or deemed accepted or waived as provided herein on or before the applicable dates specified herein, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller on or before the respective dates specified herein, or (b) any of the conditions set forth in Section 3.5 hereof shall not have been fulfilled as provided herein on or before the applicable dates specified herein, Seller shall have the right to terminate this Agreement by giving written notice thereof to Purchaser on or before the respective dates specified herein. In the event the Agreement is terminated as provided in clause (a) or (b) above then all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the "Surviving Obligations" (as hereinafter defined).

     3.1 SELLER'S DELIVERIES. Seller has delivered or made available to Purchaser complete copies of the following items which are in Seller's possession:

          (1)  all Leases;

          (2)  all Service Contracts;

          (3) copies of the real estate tax bills for the current year and two prior years, if available;

          (4) any existing environmental reports, including any Phase I environmental report;

          (5)  the existing owner's title policy;

          (6)  the existing survey (the "EXISTING SURVEY");

          (7) annual operating statements for the Property for the last three calendar years and monthly operating statements for the months in the current year;

          (8)  existing plans and specifications; and

          (9) copies of all Lease "Proposals" (as defined in Section 15(b)) presently outstanding.

     Seller shall provide to Purchaser any documents described in this Section 3.1 and first coming into Seller's possession or produced by Seller after the initial delivery and continue to provide the same during the pendency of this Agreement.

     In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller's agent(s) to Purchaser or Purchaser's agent(s). The foregoing provision shall survive termination of this Agreement.

     3.2 DUE DILIGENCE. Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time before the Closing Date to examine, inspect and investigate the Property as well as all records and other documentation provided by Seller or located at the Property (collectively, "Due Diligence"). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 3.2.

          (1) Purchaser shall have the right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance Purchaser is in full compliance with the insurance requirements set forth in Section 3.2(e) hereof. Purchaser shall take all necessary actions to insure that neither it nor any of its representatives interfere with the tenants or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic's liens, materialmen's liens or other liens to be filed against the Property as a result of its Due Diligence.

          (2) Purchaser shall have through the last day of the Due Diligence Period in which to conduct its Due Diligence and, in Purchaser's sole and absolute discretion, to determine whether the Property is acceptable to Purchaser. If during the Due
Diligence Period, Purchaser becomes aware of any problem or defect in the Property or any other aspect of the Property which Purchaser determines, in its sole and absolute discretion, makes the Property unsuitable to Purchaser, Purchaser may terminate this Agreement by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. If
Purchaser does not timely give notice of termination as aforesaid, Purchaser shall be deemed to have accepted the Property and this Agreement shall continue in full force and effect. In the event of such termination, the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations.

          (3) Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property; provided, however, Purchaser is not permitted to perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller.

          (4) Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller's prior written consent, unless Purchaser believes in good faith that Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, Purchaser agrees that all such information will be held in strict confidence, subject to the disclosures that Purchaser has made (or has a right to make) pursuant to the previous sentence. In the event that the sale hereunder is consummated, the prohibition on the Purchaser's disclosure of information as set forth in this Section 3.2(d) shall be of no further force or effect. Seller shall not disclose to any third party (other than lenders, accountants, attorneys and other professionals in connection with the transaction contemplated herein) the existence or terms of this Agreement without Purchaser's prior written consent, unless Seller believes in good faith that Seller is obligated by law to make such disclosure.

          (5) Purchaser agrees to indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) suffered or incurred by any of the Purchaser Indemnified Parties as a result of or in connection with any damage to property or injury to persons or any mechanic's lien, which damage or injury or lien arises from any activities of Purchaser (including activities of any of Purchaser's employees, consultants, contractors or other agents) relating to the Property; and in the event that the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturbed or altered the Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect workers' compensation insurance, with statutory limits of coverage, and commercial general liability insurance with (i) all risk coverage, (ii) waiver of subrogation, and (iii) limits of not less than Three Million and 00/100 ($3,000,000.00) for personal injury, including bodily injury and death, and property damage. Such insurance shall name the Purchaser Indemnified Parties and Heitman Capital Management Corporation ("HCMC") as additional insured parties. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller.

          (6) Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller in connection with this Agreement or in connection with the transaction contemplated by this Agreement, (ii) communications between Seller and HCMC, and
(iii) appraisals, financial assessments or other valuations of the Property in the possession of Seller or HCMC.

          (7) Sections 3.2(d) and 3.2(e) and such other designated provisions in this Agreement shall survive Closing or any termination of this Agreement (collectively, the "Surviving Obligations").

     3.3 TITLE AND SURVEY. Purchaser has obtained, at Seller's cost and expense, for Purchaser's review a commitment for a standard owner's policy of title insurance along with a copy of each instrument listed as an exception thereon (the "TITLE COMMITMENT") on the Land and Improvements issued by the Title Company. Purchaser has delivered a copy of the title Commitment to Seller. During the Due Diligence Period, Purchaser shall have the right to obtain, at its sole cost and expense, any desired endorsements to the Title Commitment which are available, if any. Purchaser shall obtain at Seller's expense for Purchaser's review an update to the Existing Survey (the "UPDATED SURVEY"). Purchaser shall deliver a copy of the Updated Survey to Seller in a timely manner. As used herein, "PERMITTED EXCEPTIONS" means the items listed on EXHIBIT D hereof. If prior to the Closing Date there are additional title exceptions identified by the Title Company, then Seller shall have the right, but not the obligation, to cure such exceptions on or before the Closing Date. Notwithstanding the foregoing, Seller shall be obligated to remove each exception, if: (a) it can be removed by the payment of a liquidated sum of money or by posting a bond; or (b) it arises as a result of any willful or voluntary act of Seller or Prior Owner or any affiliate of Seller after the date hereof, regardless of the cost. In addition, Seller shall remove those title mechanics lien exceptions, if any, listed on EXHIBIT E. If the objections are not cured by Seller by the scheduled Closing Date, then Purchaser may as its only option, elect to either:
(i) waive such objection and consummate the transaction contemplated by this Agreement; or (ii) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the Surviving Obligations.

     3.4 LOAN PAYOFF. At Closing, Seller shall cause the "Hawthorn Swap" (as defined below) to be retained by Owner, and Owner and Purchaser shall bear the cost of unwinding the same. Notwithstanding the foregoing, however, at the Closing, Seller shall cause the Hawthorn Swap to be released as security for the Loan; a condition to Purchaser's obligations under this Agreement is that Purchaser receive evidence reasonably satisfactory to Purchaser that the Hawthorn Swap has been released as security for the Loan and that Owner or Purchaser can unwind the Hawthorn Swap on the Closing Date or such later date as Purchaser elects. As used herein, "HAWTHORN SWAP" means the swap transaction evidenced by that certain interest rate swap transaction Reference Number NUUS409010010000A00, with a trade date of September 2, 1994, an effective date of September 13, 1994 and a termination date of September 1, 2001, in the notational amount of $25,000,000, under which the fixed payer is Owner, governed by the ISDA Master Agreement dated September 2, 1994, between GS Financial Products U.S., Schedule to the Master Agreement dated as of September 2, 1994 between said parties, and the Revised

Confirmation dated September 16, 1994 (collectively, the "SWAP
DOCUMENTS"). A copy of the Swap Documents is attached hereto as EXHIBIT F. On the Closing Date, Seller shall cause Owner to repay the Loan in full (Purchaser's only obligation in connection therewith being the acceptance of the Hawthorn Swap being retained by Owner). In addition, at the Closing, Seller shall cause the deeds of trust and other security documents securing the same to be discharged
(or cause to be provided at Closing to the Title Company such instruments and documents as the Title Company requires to insure over said deeds of trust and security documents, with the Title
Company taking the entire risk of obtaining and recording full releases thereof). Notwithstanding the foregoing, instead of repaying the Loan in full on the Closing Date, Seller may instead repay the Loan on December 1, 1997, but shall cause all liability with respect to the Loan to be "defeased" such that, from and after the Closing Date, Owner shall have no liability for the Loan and all liens against the Property with respect to the Loan are discharged; the documentation accomplishing the foregoing shall be subject to the reasonable approval of Purchaser. The costs of incurred in such defeasance shall be borne by Seller.

     3.5 PARTNERSHIP TRANSACTION. The closing occurring under the Withdrawal and Distribution Agreement dated November __, 1997 under which the Seller 1 LP Interest and the Seller 1 GP Interest are each being distributed to or at the direction of Seller as a distribution of capital by the Prior Owner.

     3.6 ISSUANCE OF TITLE POLICY. On the Closing Date, the Title Company shall issue (or irrevocably commit to issue) an ALTA owner's title insurance policy in the form formerly known as ALTA Form B 1970 (Rev. 10-17-70 and 10-17-84), or an equivalent form acceptable to Purchaser, issued in the State of Illinois, in the face amount of the Aggregate Purchase Price, which policy shows good and marketable title to the Property to be vested of record in the Trust (with Owner as an additional insured), subject only to the Permitted Exceptions, and containing an extended coverage endorsement over the so-called general or standard exception items 1, 2, 3, 4 and 5 which are a part of the printed form of policy, and containing the other endorsements described on EXHIBIT G (the "TITLE POLICY").

     3.7 ESTOPPELS. On or before the Closing Date, Purchaser shall have obtained from Sears an estoppel certificate substantially in the form attached hereto as EXHIBIT H (Purchaser having already obtained estoppels from the other Anchors).

4.   CLOSING; CONDITIONS; DELIVERIES.

     4.1 TIME, PLACE AND MANNER OF CLOSING. The Closing shall be held on the Closing Date in the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois 60606, or at any other location mutually acceptable to the parties.

     4.2 CONDITION TO PARTIES' OBLIGATION TO CLOSE. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

          (1) The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

          (2) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered;

          (3) As of the Closing Date, there shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby; and

          (4) Simultaneously with the execution of this Agreement, Purchaser and HCMC shall have each executed and delivered to each other and to Seller a fully executed original
ERISA certificate in the form of EXHIBIT I attached hereto.

     4.3 DELIVERIES. At Closing each party shall execute and deliver to the other and/or Title Company the following documents duly executed by the appropriate party or parties:

          (1) Seller shall deliver or cause to be delivered to Purchaser and/or Title Company:

               (1)  three assignments of the Partnership Interest
(the "ASSIGNMENTS OF PARTNERSHIP INTEREST"), one each with respect to the Seller 1 LP Interest, the Seller 1 GP Interest and the Seller 2 GP Interest, such assignments in the forms attached hereto as EXHIBIT J.

               (2)  a non-foreign transferor certification
pursuant to Section 1445 of the Internal Revenue Code and any similar provisions of applicable state law, in substantially the same form as set forth on EXHIBIT K attached hereto (the "AFFIDAVIT");

               (3) certified resolutions of HCMC (with respect to Seller 1 as Seller 1's advisor) and Seller 2 certifying that Seller 1 and Seller 2, as applicable, have the respective legal power, right and authority to consummate the sale of the Partnership Interest;

               (4)  a payoff letter in connection with the Loan;

               (5)  such other evidence of the authority of
Seller to consummate the transactions provided for in this Agreement as may be reasonably requested by Purchaser (but not including opinions of counsel);

               (6) to the extent in the possession or control of Seller, the original of all of the Leases, the REA, the Supplemental Agreements, Service Contracts and the Partnership
Agreement, and, to the extent in the possession or control of Seller, any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, specifications, drawings and other Books and Records;

               (7)  counterparts of the Management and
Submanagement Termination Agreements, each dated as of the Closing Date, duly executed by Owner and Agent 2. The "MANAGEMENT AND SUBMANAGEMENT TERMINATION AGREEMENTS" are the two agreements in the form attached as Exhibit L, one of which is among Owner, JMB Institutional Realty Corporation, an Illinois corporation ("AGENT 1"), and O'Connor Management, Inc., a Delaware corporation ("AGENT 2") (collectively, the "AGENTS"), and the other of which is among Owner, Agents and JMB Properties Urban Company ("MANAGER"); and

               (8)  certified copies of each of the trust
agreement for each Trust, showing Owner as the beneficial owner thereof.

          (2)  Purchaser shall deliver to Seller or Title Company:

               (1)  the Cash Balance, by wire transfers, as
provided in Section 2.2(b) hereof;

               (2)  a copy of the Management and Submanagement
Termination Agreements, executed by Manager and Agent 1;

               (3)  a certified resolution of Purchaser
certifying that Purchaser has the legal power, right and authority to consummate the purchase of the Partnership Interest; and

               (4)  such other evidence of the authority of
Purchaser to consummate the transactions provided for in this Agreement as may be reasonably requested by Seller (but not including opinions of counsel).

          (3) Seller or the title holder as the case may be and Purchaser shall jointly deliver to Title Company a closing statement.

          (4) Title Company shall deliver to Purchaser an initialed mark-up of the Title Commitment (which will include endorsements), extending the effective date to the Closing Date, insuring the Trust as owner of the Land and Improvements (with Owner as an additional insured), and removing all exceptions other than Permitted Exceptions.

     4.4 PERMITTED TERMINATION. So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date (in which event the Earnest Money shall be returned to Purchaser), or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

50   PRORATIONS.  All items of income and expense of shall be
paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the "PRORATION DATE") in the manner hereinafter set forth:

     5.1 Purchaser shall be credited with (i) the amount of (A) all rents and (B) all expense contributions, real estate tax contributions, and other reimbursements from tenants ("TENANT CONTRIBUTIONS") received by Seller, Owner or Prior Owner and attributable to any month commencing after the Closing Date and
(ii) all unapplied cash security deposits which were made by tenants under all leases of the Property in effect as of the Closing Date (or, as to cash security deposits held by Manager, Seller may, instead of crediting the same to Purchaser, instruct said manager to pay over the same to Purchaser). The term Tenant Contributions includes all amounts paid by the Anchor Stores under the REA and Supplemental Agreements.

     5.2 All rents and Tenant Contributions for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership of the Partnership Interest for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments of rental obligations due but not paid as of the Proration Date. At the time of the final calculation and collection from tenants of Tenant Contributions for 1997, whether in the nature of a reconciliation payment or full payment, in arrears, there shall be a reproration between Purchaser and Seller as to the Tenant Contributions. Such reproration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Seller and Purchaser on the basis of the relative share of actual expenses in question incurred by (i) Prior Owner and Owner (prior to the Closing Date) and by (ii) Owner from and after the Closing Date during the lease year in question. Seller covenants to provide Purchaser with any information necessary to finalize such calculation. Purchaser covenants to cause Owner to bill tenants for amounts due from tenants attributable to periods prior to closing and diligently pursue collections from tenants and, as collected, to timely deliver to Seller reproration amounts due Seller. In connection with the foregoing:

          (1)  If such final calculation as to Tenant
Contributions (other than real estate tax contributions) shows that a tenant paid an amount greater than its share of actual expenses, Seller shall pay Purchaser, within 10 days after demand, the Seller's pro rata share of such excess amount, which Purchaser shall cause Owner in turn to pay or credit to the tenant in reimbursement of such excess payment (with the intention that Seller will be responsible for such excess to the extent that Seller, Owner and/or Prior Owner received payments in excess of the actual expenses paid by Seller, Owner and/or Prior Owner on which such reimbursements are calculated). If such final calculation as to Tenant Contributions (other than real estate tax contributions) shows that a tenant paid an amount less than its share of actual expenses, and if Owner, after the Closing Date, receives from such tenant the amount of such shortfall, then, promptly after Owner's receipt thereof, Purchaser shall pay over to Seller the Seller's prorata share of such payment.

          (2) The parties acknowledge that (i) the tenants under Leases are paying during 1997 estimated tax payments for taxes for the 1997 tax year, which taxes are not themselves due and payable until 1998, and (ii) the final calculation as to Tenant

Contributions for 1997 real estate taxes will not be complete until the actual amount of the 1997 real estate taxes is known. If such final calculation shows that a tenant paid an amount greater than its share of actual 1997 real estate taxes, Seller shall pay Purchaser, within 10 days after demand, the Seller's prorata share of such excess amount, which Purchaser shall in turn cause Owner to pay to the tenant in reimbursement of such excess payment, or which Purchaser shall cause Owner to credit to the tenant in reduction of such tenant's future obligations (with the intention in either case that Seller will be responsible for such excess to the extent that Seller, Owner and/or Prior Owner received payments in excess of the actual real estate taxes paid by or credited to Seller, Owner and/or Prior Owner on which such reimbursements are calculated). If such final calculation shows that a tenant paid an amount less than its share of actual 1997 real estate taxes, and if Owner, after the Closing Date, receives from such tenant the amount of such shortfall, then Seller shall be entitled to credit or payment for the same as provided in
Section 5.6 below.

     5.3 Percentage rent shall be prorated between the Purchaser and the Seller such that the Seller receives all percentage rent in respect of sales occurring through the Closing Date and the Purchaser receives all percentage rent in respect of sales occurring after the Closing Date. Any break point or minimum sales provision in any Lease shall be prorated as of the Closing Date on a per diem basis and applied to the period before and after the Closing in determining such percentage rent.

     5.4 Any amounts received from tenants after Closing shall be applied on a tenant by tenant basis in the following order:
(i) first on account of any amount due Owner from such tenant(s) in respect of any period after the Closing Date; (ii) next, on account of any amount due from such tenant for any period prior to the Closing Date; and (iii) finally, any balance then remaining to Owner (i.e., Seller shall have no interest therein). If delinquent rents have not been collected by Owner and paid to Seller within six (6) months after the Closing Date, Owner shall, at Seller's request, assign to Seller or at Seller's direction, to Prior Owner, the right to the pre-closing delinquency from such tenant, in which event Seller may institute an action in damages (but not seeking any other remedy) against such tenant to collect such delinquency, all at the cost and expense of Seller or at Seller's direction, Prior Owner.

     5.5 Operating expenses, including, without limitation, permits, licenses. membership dues, and any other prepaid expenses, shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Partnership Interest utilizing the actual expenses or reasonable estimates.

     5.6 Real estate taxes shall be prorated between Seller and Purchaser based upon the actual days of ownership for the year in which Closing occurs utilizing 100% of the most recent ascertainable tax bill(s). Seller and Purchaser agree to reprorate said real estate taxes upon Owner's receipt of the actual tax bill for the tax year in question. Any amount owing by Seller to Purchaser on account of the increase reflected in the actual tax bill shall be due 30 days prior to the date on which Owner is required to make the tax payment reflecting such increase; such payment by Seller to Purchaser will be reduced by Seller's pro rata share of amounts, if any, theretofore collected by Owner from tenants on account of such increase in the taxes for 1997 (and as and when Owner thereafter receives payments from tenants on account of such increase, Purchaser shall remit to Owner Seller's pro rata share thereof, as part of the monthly reconciliation process described below, up to the amount of the increase already paid by Seller). Notwithstanding the foregoing, if the actual tax bill is received prior to the first payment of 1997 taxes, Seller's payment required above as to the tax increase shall be made 50% prior to such first installment, and 50% prior to the second installment, net of said tenant reimbursements theretofore received on account of said increase. After the actual tax bills are known, Purchaser shall cause Owner promptly in accordance with Purchaser's customary practice to bill tenants for their share thereof. Purchaser, on behalf of Owner, shall have the exclusive right to meet with governmental officials and to contest any reassessment. Purchaser shall pay to Seller an amount equal to any refund of taxes applicable to any period prior to the Closing unless under the terms of the Leases the tenants are entitled to the benefit of such refund.

     5.7 Except for utilities billed directly to Tenants, utilities shall be prorated as of the Proration Date based upon either meter readings on the Proration Date or the prior month's actual invoices. Seller shall be credited with any unapplied utility deposit in effect as of the Closing Date to the extent such deposit is assignable.

     5.8 Owner shall be responsible for and pay for (and Seller shall not be required to reimburse Purchaser for) both: (a) the cost of all tenant improvements, and (b) all leasing commissions due and payable as a result of leases made pursuant to (i) Proposals listed on Schedule 4 attached hereto, (ii) any lease entered into after the date hereof through the date which is five
(5) days prior to the expiration of the Due Diligence Period, and
(iii) any Proposal which Purchaser approved, or is deemed to have approved as provided in Section 15. Purchaser shall receive a credit from Seller for the amount of all unpaid tenant allowances and leasing commissions shown on Exhibit M.

     5.9 All insurance policies and property management agreements shall be terminated at the cost of Seller as of the Closing Date and there shall be no proration with respect to these items.

     5.10 On the Closing Date, Owner shall, at Seller's sole cost and expense, discharge all indebtedness of Owner for borrowed money, including all indebtedness secured by the Property (subject to Seller's right to defease the Loan as described in Section 3.4 above); provided, however, Purchaser shall accept the Hawthorn Swap pursuant to Section
3.4 hereof; and, provided further, as to the equipment leasing agreements listed in Exhibit B, the monthly payments thereunder will be pro rated and the same shall not be paid off at Closing. At the Closing, Purchaser shall be credited with (i.e., Seller shall be charged for) any unpaid amounts owing by Owner under Hawthorn Swap for all periods through the Closing Date. At the Closing Date, Owner shall distribute all cash on hand to Seller. Seller is retaining all rights under the Withdrawal and Distribution Agreement.

     5.11 Seller shall be responsible for all payments due to the Agents and Manager under the Management and Submanagement
Termination Agreements and the agreements terminated pursuant thereto.

All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date.
In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same. Purchaser shall indemnify and hold Purchaser Indemnified
Parties harmless from and against any and all claims for which Purchaser received credits pursuant to this Section 5. The indemnity set forth in the immediately preceding sentence and the covenants contained in this Section 5 shall survive Closing.
Purchaser and Seller hereby agree to reprorate all expense and income items for which estimates were used to determine the prorations (including, but not limited to, real estate taxes) on May 1, 1998, with a final accounting to be completed no later than thirty (30) days after final real estate tax bills have been issued for the tax year 1997. On the date of each such final accounting, all sums due from Seller to Purchaser, or Purchaser to Seller, shall be paid in the same manner as they would have been paid as provided herein had the final amounts been known as of the Closing Date.

     5.12 Seller shall cause to be prepared and timely filed, at Seller's cost and expense, a stub-period tax return for Owner for the period from January 1, 1997 through the Closing Date (i.e., through the date on which there is a termination for tax purposes of Owner by reason of Purchaser's purchase of the Partnership Interest). Such tax return shall make the election under 754 of the Internal Revenue Code.

60   SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.  Seller
hereby represents, warrants and covenants as follows:

     6.1 POWER. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

     6.2 REQUISITE ACTION. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

     6.3 AUTHORITY. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof. Owner is a duly formed validly existing limited partnership. On the Closing Date, (i) the sole partners in Owner will be Prior Owner and Seller 2, (ii) the sole owner of the entire Seller 1 GP Interest and the entire Seller 1 LP Interest will be Prior Owner, and (iii) the sole entity entitled to receive a distribution of each of the entire Seller 1 GP Interest and the entire Seller 1 LP Interest from Prior Owner will be Seller 1.

     6.4 VALIDITY. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

     6.5 CONFLICTS. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, the consummation of the transactions herein contemplated or referenced herein conflicts with or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

     6.6 TITLE. On the Closing Date, (i) Prior Owner and Seller 2 will own the entire Partnership Interest, free and clear of all claims, liens and encumbrances, (ii) Prior Owner will own the entire Seller 1 GP Interest and the entire Seller 1 LP Interest, free and clear of all claims, liens and encumbrances, and (iii) Seller 1 will be solely entitled to receive a distribution of each of the entire Seller 1 GP Interest and the entire Seller 1 LP Interest from Prior Owner, free and clear of all claims, liens and encumbrances. On the Closing Date, Owner will own the entire interest in the Property heretofore held by Prior Owner. On the Closing Date, Owner will be the sole beneficiary of and have the absolute power of direction over the Trust. On the Closing Date, Owner will not be party to or bound by any agreements other than the Swap Documents, Leases, Service Contracts, REA, Supplemental Agreements and the Permitted Exceptions.

     6.7 LEASES. Attached hereto as EXHIBIT N is a complete and accurate list of all Leases, which EXHIBIT N shall be updated by Seller prior to Closing, if necessary, by adding thereto any Leases executed after the date of this Agreement through Closing and all Proposals which are approved (or deemed approved) by Purchaser as provided under Section 15 hereof.

     6.8.1 SERVICE CONTRACTS. Attached hereto as EXHIBIT O is a complete and accurate list of all service agreements
("SERVICE CONTRACTS") with respect to the Property, which EXHIBIT
O shall be updated by Seller prior to Closing, if necessary.

     6.8.2 NOTICES. Neither Seller, nor, to Seller's knowledge, Owner or Prior Owner, has received any written notice that the Property, or any present uses and operations thereof, are in violation of any applicable zoning, land-use, building, fire, health and safety laws. The representations and warranties set forth in this Section 6.8.2 shall be updated by Seller prior to Closing, if necessary.

     6.9 LITIGATION. Except as set forth on EXHIBIT P attached hereto (the "EXISTING LITIGATION"), no litigation has been served upon Seller, nor to Seller's knowledge has been filed, or threatened in writing, affecting Owner or the Property. EXHIBIT P shall be updated by Seller prior to Closing, if necessary.

     6.10 ENVIRONMENTAL CONDITION. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release (other than as permitted by law) of Hazardous

Materials on or from the Property except as disclosed in the environmental reports delivered by Seller to Purchaser or made available for Purchaser's review. The term "Environmental Laws" includes, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials in effect as of the date of this Agreement. "HAZARDOUS MATERIALS" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products,
(iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives,
(vii) infectious materials, or (viii) radioactive materials.

     6.11 INDEMNITY. Seller shall indemnify and hold Seller Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller Indemnified Parties directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Agreement. In addition to, and not in limitation of, said indemnity, Seller shall indemnify and hold Seller Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller Indemnified Parties (unless
Purchaser receives and accepts a proration credit for such items)
(i) accruing with respect to the Swap Documents, Leases, Service Contracts, REA, Supplemental Agreements and Permitted Exceptions prior to the Closing Date, (ii) on account of Tort Claims
"accruing prior to the Closing Date" (as such phrase is defined in the definition of Tort Claims in Section 1 hereof), or (iii) on account of Stray Liabilities. The warranties and representations set forth in this Section 6 shall be deemed remade as of Closing, and said warranties and representations as so remade, and the indemnity obligations set forth herein shall survive Closing, provided that any claim by a Seller Indemnified
Party based upon a misrepresentation or breach of any warranty or representation or indemnity obligation under this Section 6 shall be deemed waived unless Purchaser has given Seller notice of such claim prior to the date which is the sooner to occur of the "SELLER LIQUIDATION DATE" or 18 months after the Closing Date; provided, however, as to the indemnity for Stray Liabilities, such notice by Purchaser may be given at any time until the Seller Liquidation Date (even if later than the date which is 18 months after the Closing Date). "Seller Liquidation Date" means the later to occur of (i) 60 days after Seller gives Purchaser written notice stating that Seller intends to liquidate and distribute all of its remaining assets or (ii) the date which is 30 days prior to the actual date of said liquidation of Seller.
Seller shall give Purchaser at least 75 days prior written notice of Seller's liquidation (the purpose of which is to allow Seller to have notice of claims at least 15 days prior to Seller's liquidation). If the actual liquidation does not occur within six (6) months after such notice is given, Seller shall give
Purchaser a new notice at least 75 days prior to Seller's liquidation.

     Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (the "REPRESENTATIONS") with respect to the Property which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder to the extent that on the date immediately prior to the Closing Date Purchaser knows of such breach (but the foregoing shall not preclude Purchaser terminating this Agreement on account of such breach, in which event the Earnest Money shall be returned to Purchaser).

     6.12 UPDATE OF SCHEDULES. Prior to the Closing Date, Seller may give written notice to Purchaser to make additions to, or corrections to, Exhibits N (as to Leases), O (as to Service Contracts) and P (as to litigation), and with respect to written notices pursuant to Section 6.8.2. If Seller gives such notice,
(i) such new schedules shall be deemed to be part of this Agreement, in lieu of the original schedules, and (ii) Purchaser may terminate this Agreement and receive back the Earnest Money (unless the only change is to add Service Contracts which have been approved by Purchaser or to add additional Leases in accordance with the Proposals listed on Exhibit Q or to add additional Tort Claims which are fully insured).

70   PURCHASE AS-IS.  EXCEPT FOR THE REPRESENTATIONS OF SELLER
EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES TO AND AGREES WITH SELLER THAT, IN PURCHASING THE PARTNERSHIP INTEREST, THE PURCHASER ACKNOWLEDGES THAT PROPERTY IS OWNED BY OWNER IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING
(A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY;
(C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT,

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED
IN SECTION 6 OF THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY
ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION
PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED
BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER
PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN
SECTION 6 OF THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED
PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER
HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

80   PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.
Purchaser hereby represents, warrants and covenants as follows:

     8.1 POWER. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

     8.2 REQUISITE ACTION. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

     8.3 AUTHORITY. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

     8.4 VALIDITY. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

     8.5 CONFLICTS. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

     8.6 INDEMNITIES. Purchaser shall indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Agreement. In addition to, and not in limitation of, said indemnity, Purchaser shall indemnify and hold Seller harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller unless Seller receives and accepts an express proration credit for such items (i) accruing after the Closing Date with respect to the Swap Documents, Leases, those Service Contracts approved by Purchaser, the REA, the Supplemental Agreements and the Permitted Exceptions, or (ii) on account of Tort Claims "accruing on or after the Closing Date" (as such phrase is defined in the definition of Tort Claims in Section 1 hereof).
The warranties, representations and indemnities set forth in this
Section 8 shall be deemed remade as of Closing and shall survive Closing, and said warranties and representations as so remade, and the indemnity obligation set forth hereinabove shall be deemed waived unless Seller has given Purchaser written notice of any such claim prior to the date which is 18 months from the Closing Date.

90   CLOSING COSTS.  Seller shall pay the following expenses:
(a) the title insurance premium for the Title Policy at a rate not in excess of the standard issue rates; (b) the costs to obtain the Updated Survey; (c) one-half of all closing escrow fees, including "New York Style" closing fees; and (d) Seller's legal fees incurred in connection with this Agreement. Purchaser shall pay the following expenses: (a) the costs of all so-called "extended coverage" in connection with, or endorsements to, the Title Policy, together with the cost of any other title insurance coverage (such as lender's insurance policies); (b) one-half of all closing escrow fees, including "New York Style" closing fees; (c) all costs and expenses associated with Purchaser's financing, if any; and (d)
Purchaser's legal fees and expenses. Also, as provided elsewhere in this Agreement, Owner shall retain the Hawthorn Swap. The parties do not believe that any conveyance fee, documentary, stamp or transfer tax (a "TRANSFER TAX") is owing on account of Purchaser's acquisition of the Partnership Interest or the distribution of each of the entire Seller 1 GP Interest and the entire Seller 1 LP Interest from Prior Owner to, or at the direction of, Seller 1; however, if it is ever determined or alleged by a governmental agency that a Transfer Tax is owing on account of such acquisition of Partnership Interest or distribution of each of the entire Seller 1 GP Interest and the entire Seller 1 LP Interest from Prior Owner to, or at the direction of, Seller 1, the same shall be the responsibility of Purchaser and not Seller, and Purchaser shall indemnify, defend and hold Purchaser Indemnified Parties harmless therefrom. Seller shall act reasonably in cooperating in the defense of such claim. The provisions of this Section 9 shall survive Closing or any termination of this Agreement.

100  [Intentionally Omitted]

110 NEW YORK STYLE CLOSING. It is contemplated that the transaction shall be closed by means of a so-called New York Style closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the title policy or marked-up title commitment described in Section 4.3(d) and the payment of the Cash Balance. Seller and Purchaser shall each provide any undertaking to the Title Company necessary to accommodate the New York Style Closing. In no event shall Purchaser be required to accept any "gap" risk. In no event shall Purchaser or Owner be required to furnish any affidavits or other indemnities to the Title Company

120 ATTORNEYS' FEES AND COSTS. In the event any suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorneys' fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor. The provisions of this Section 12 shall survive the Closing.

130  NOTICE.  All notices, demands, deliveries and communications
(a "NOTICE") under this Agreement shall be delivered or sent by:
(i) first class, registered or certified mail, postage prepaid, return receipt requested, (ii) nationally recognized overnight carrier, or (iii) facsimile with original Notice sent via overnight delivery addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given
(x) three (3) business days after being mailed as provided in clause
(i) above, (y) one (1) business day after delivery to the overnight carrier as provided in clause (ii) above, or (z) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 pm (New York City, New York time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iii) above.

     Notices to Seller, copy to:   Altheimer & Gray
                                   10 South Wacker Drive, Suite 4000
                                   Chicago, Illinois 60606
                                   Attn: Barry Nekritz, Esq.
                                   Facsimile No. (312) 715-4800

     Notices to Purchaser, copy  to:    Urban Shopping Centers Inc.
                                        900 North Michigan Avenue
                                        Chicago, Illinois 60611
                                        Attn: Michael G. Hilborn, Esq.
                                        General Counsel
                                        Facsimile No. (312) 915-2001

     With a  copy  to:             Pircher, Nichols & Meeks
                                   1999 Avenue of the Stars
                                   Suite 2600
                                   Los Angeles, California  90067
                                   Attn: Real Estate Notices (PGN)
                                   Facsimile No.:  (310) 201-8922

140  FIRE OR OTHER CASUALTY; CONDEMNATION.

     14.1 If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of $500,000.00 to repair or takes longer than ninety (90) days to repair (as determined by an insurance adjuster selected by the insurance carriers), Purchaser may terminate this Agreement by written notice to Seller given on or before Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not elect to terminate this Agreement or the cost of repair is determined by said adjuster to be less than $500,000.00, then the Closing shall take place as herein provided without abatement of the Aggregate Purchase Price and Seller shall assign and transfer to Owner on the Closing Date, without warranty or recourse, all of Seller's and Prior Owner's right, title and interest to the insurance proceeds paid or payable to Seller or Prior Owner on account of such fire or casualty remaining after reimbursement to Seller and Prior Owner for the total amount of all costs and expenses incurred by Seller and Prior Owner in connection therewith including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements. Seller shall pay to Purchaser the amount of the deductible of any of Seller's or Prior Owner's applicable insurance policies.

     14.2 If any portion of the Property is taken in eminent domain proceedings prior to Closing, or is threatened in writing to be taken, Purchaser may terminate this Agreement by notice to Seller given on or before the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate, then the Closing shall take place as herein provided without abatement of the Aggregate Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest in and to all condemnation awards paid or payable to Seller.

150 OPERATIONS AFTER DATE OF THIS AGREEMENT. Seller covenants and agrees with Purchaser that:

     (1) after the date hereof through the Closing, Seller will instruct Manager to, and Seller itself will (except as specifically provided to the contrary herein):

          (1) Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances, or other interests which will survive Closing or permitting any changes to the zoning classification of the Land;

          (2) Refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof);

          (3) Continue to operate, maintain, repair, and manage the Leases for the Property in a manner consistent with Seller's current practices;

          (4) Refrain from offering the Property for sale or marketing the same; and

          (5) Continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and, upon request, shall keep Purchaser reasonably informed as to the status of leasing prior to the Closing Date, and deliver to Purchaser not less than five (5) days prior to the expiration of the Due Diligence Period copies of all leases entered into after the date hereof through the date which is five
(5) days prior to the expiration of the Due Diligence Period and copies of all Proposals with respect to which no lease has been executed and which has not expired or been withdrawn, except as provided otherwise in Section 15(b) below.

     (2) after the date which is five (5) days prior to the expiration of the Due Diligence Period through the Closing, Seller will instruct Manager to, and Seller itself will (except as specifically provided to the contrary herein), refrain from
(i) amending any Leases of any portion of the Property, (ii) canceling any of such Leases, or (iii) executing any new leases without the prior written consent of Purchaser (which consent shall not be unreasonably withheld). As used herein, "PROPOSAL" shall mean a description of the economic terms of any proposed lease or amendment along with any financial information on the tenant in Seller's possession. Purchaser shall be deemed to have approved all Proposals listed on EXHIBIT Q attached hereto. Seller shall have the right to execute lease documents and lease extensions evidencing a Proposal approved or deemed approved by Purchaser.

160  ASSIGNMENT.    Purchaser shall not assign this Agreement
without Seller's prior written consent which consent may be withheld for any reason or no reason, provided, however, Purchaser may assign its interest in this Agreement to a limited liability company or to a limited partnership or to another entity in which Purchaser or Urban Shopping Centers, Inc., a Maryland corporation, directly or indirectly, controls and owns a majority interest. Subject to the previous sentence, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns. Seller's consent to any such assignment shall be conditioned upon Seller's receipt of the following not less than five (5) business days prior to the Closing Date: (i) a duly executed express assumption of all of the duties and obligations of Purchaser by the proposed assignee in a form acceptable to Seller, and (ii) an ERISA certificate, in the form attached hereto as EXHIBIT I and the content of which is satisfactory to Seller. Any assignment by Purchaser permitted hereunder shall relieve Purchaser from all liability hereunder, provided, however, Purchaser shall in no event be released from liability under Section 3.2(e) above.

170  REMEDIES.

     (1) IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT AND SUCH FAILURE IS NOT A RESULT OF PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, IN THE CASE WHERE SUCH FAILURE IS BASED UPON A BREACH BY SELLER, SHALL ONLY BE ENTITLED TO SEEK AT ITS ELECTION,
EITHER: (i) THE REMEDY OF SPECIFIC PERFORMANCE, OR (ii) DAMAGES AND RECEIVE A REFUND OF THE EARNEST MONEY. IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR ANY PUNITIVE, OR CONSEQUENTIAL DAMAGES. IN THE CASE WHERE SUCH FAILURE IS BASED UPON AN INVOLUNTARY BREACH BY SELLER, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY. IN NO EVENT SHALL PURCHASER BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER.

     (2) IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS' FEES AND TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS
SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY.

     SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND
UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED DAMAGES
PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE
BOUND BY ITS TERMS.

SELLER:                                 PURCHASER:

JMB GROUP TRUST I,                      URBAN SHOPPING CENTERS, L.P.,
an Illinois group trust                 an Illinois limited partnership
By:  Heitman Capital Management
     Corporation, an Illinois
     Corporation,
     Investment Manager

     By:__________________________      By:____________________________
     Name:  Howard J. Edelman           Name:__________________________
     Its:  Executive Vice President     Its:___________________________

HAWTHORN CENTER CORPORATION,            USC HAWTHORN, INC.,
An Illinois corporation                 a Delaware corporation

By: _______________________________     By:____________________________
Name: _____________________________     Name:__________________________
Its: ______________________________     Its:___________________________

180  MISCELLANEOUS.

     18.1 ENTIRE AGREEMENT. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Partnership Interest, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

     18.2 TIME. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national, in the State of Illinois or the state in which the Property is located) such that the transaction contemplated hereby cannot be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

     18.3 COUNTERPART EXECUTION. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

     18.4 GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE A
CONTRACT MADE UNDER THE LAWS OF THE STATE OF ILLINOIS AND FOR ALL
PURPOSES  SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF ILLINOIS.

     18.5 PUBLICITY. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction.

     18.6 RECORDATION. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

     18.7 BENEFIT. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnities granted by Purchaser under Articles 5 and 9 and Sections 3.2 and
8.6 with respect to the Purchaser Indemnified Parties and except as provided in the indemnities granted by Seller under Section
6.11 with respect to the Seller Indemnified Parties, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

     18.8 SECTION HEADINGS. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several
Sections hereof.

     18.9 FURTHER ASSURANCES. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

     18.10 SEVERABILITY. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

     18.11 WAIVER OF TRIAL BY JURY. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

     18.12 INDEPENDENT COUNSEL. Purchaser and Seller each acknowledges that: (a) it has been represented by independent counsel in connection with this Agreement; (b) it has executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of its respective counsel. The fact that this Agreement was prepared by a party's counsel as a matter of convenience shall have no import or significance.
Any uncertainty or ambiguity in this Agreement shall not be construed against a party because such party's counsel prepared this Agreement in its final form.

     18.13 GOVERNMENTAL APPROVALS. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Except as otherwise required by law, Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifica tions, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

     18.14 NO WAIVER; JOINT AND SEVERAL LIABILITY. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be. The obligations of Purchaser 1 and Purchaser 2 hereunder shall be joint and several. The obligations of Seller 1 and Seller 2 hereunder shall be joint and several.

     18.15 DISCHARGE AND SURVIVAL. The delivery of the Assignment of Partnership Interest by Seller, and the acceptance thereof by Purchaser, shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder except the Surviving Obligations and Seller's obligations under Article 5, 9, 12 and 15 and Sections 3.4 and 6.11 of this Agreement. No action shall be commenced after the Closing on any covenant or obligation except the Surviving Obligations and Seller's obligations under Article 5, 9, 12 and 15 and Sections 3.4 and 6.11 of this Agreement.

19. EXCULPATION OF SELLER AND RELATED PARTIES. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed in connection herewith (collectively, including this Agreement, said exhibits and any such document, the "PURCHASE DOCUMENTS"), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "SELLER'S UNDERTAKINGS") shall be limited to an amount not to exceed $500,000 in the aggregate; and (ii) no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against HCMC, or against any of HCMC's or Seller's respective shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Seller. Notwithstanding the foregoing, the liability limits under clause (i) shall not apply to, or be reduced by, payments owing with respect to Section 3.4 hereof, the prorations under
Section 5 hereof, or with respect to Seller's obligations to Seller Indemnified Parties with respect to Stray Liabilities.

20. EXCULPATION OF PURCHASER AND RELATED PARTIES. Notwithstanding anything to the contrary contained in this Agreement or in the Purchase Documents, it is expressly understood and agreed by and between the parties hereto that no personal liability or personal responsibility of any sort with respect to the alleged breach by or on the part of Purchaser (or its successors and assigns with respect to this Agreement) of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against any of Purchaser's (or its successors' and assigns') shareholders, partners, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.

SELLER:                                 PURCHASER:

JMB GROUP TRUST I,                      URBAN SHOPPING CENTERS, L.P.,
an Illinois group trust                 an Illinois limited partnership

By:  Heitman Capital Management         By:____________________________
     Corporation, an Illinois,          Name:__________________________
      corporation                       Its:___________________________
     Investment Manager

     By: ________________________
         Howard J. Edelman              USC HAWTHORN, INC.,
         Executive Vice President       a Delaware corporation

HAWTHORN CENTER CORPORATION,            By:____________________________
An Illinois corporation                 Name:__________________________
                                        Its: __________________________
By: __________________________
Name: ________________________
Its: _________________________